SIDE LETTER AGREEMENT

          This Side Letter Agreement (“Agreement”) is entered into as of this 31st day of October 2008 by and among Fox Petroleum, Inc. a Nevada corporation, with headquarters located at 64 Knightsbridge, London, SW1X7JF (the “Company”), and Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”).

          WHEREAS, the Company and Trafalgar have executed a Securities Purchase Agreement and an amendment thereto through which the Buyer has purchased secured debentures (the “Secured Debentures”), from the Company in an aggregate principal amount of three million five hundred thousand dollars ($3,500,000).

          NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          If the Company successfully completes an equity financing for a gross amount of a minimum of five million dollars ($5,000,000), the Company will fully redeem all Secured Debentures within one business day of the Company’s receipt of the funds from such financing

          This Agreement shall be governed by and construed and enforced in accordance with and governed by the laws of the State of Florida (without giving effect to any conflicts or choice of law provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction). Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern District of the State of Florida or the state courts of the State of Florida sitting in Broward County, Florida in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Amendment.

          IN WITNESS WHEREOF, the parties have executed this Amendment to Securities Purchase Agreement as of the Date first set forth above.

Fox Petroleum, Inc.	Trafalgar Capital Specialized Investment Fund, Luxembourg
By: /s/ Richard Joseph Moore Name: Mr. Richard Joseph Moore Title: CEO and Director	By: Trafalgar Capital Sarl Its: General Partner By: /s/ Andrew Garai Name: Mr. Andrew Garai Title: Chairman of the Board